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August 6, 2001

Stacy Laurdia
Thinka Weight Loss Corp.
180 East 1st Street
Deer Park, NY 11729



Re:Terms Confirmation

Dear Stacy,

The Purpose of this memo is to confirm our terms of sale for your account with our Company.

We will process your orders upon receipt of 50% of the order amount. We will ship once the balance of the order has been paid. Payments can be sent to Garden State Nutritionals, 8 Henderson Drive, West Caldwell, NJ 07006.
Any overage or shortage as a result of the manufacturing process will be settled at a later date. Your shipments will be sent freight Collect as per your arrangements.

If you have any questions regarding your account, invoices you receive or anything in general, please feel free to contact your account representative Keith Frankel.


Very truly yours,


/s/ Stephen J. Young
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Stephen J. Young
Vice President, Finance